                                   BY-LAWS OF
                           FIRST SECURITY BANK OF UTAH
                              NATIONAL ASSOCIATION

Organized under the National Banking Laws of the United States.

                                    MEETINGS

SECTION 1. Unless otherwise provided by the Articles of Association, a notice of each shareholders' meeting, setting forth clearly the time, place and purpose of the meeting, shall be given, by mail, to each shareholder of record of this bank, at least 10 days prior to the date on which such meeting is to be held; but any failure to mail such notice, or any irregularity therein, shall not affect the validity of such meeting of any of the proceedings thereat.

SECTION 2. A record shall be made of the shareholders represented in person and by proxy, after which the shareholders shall proceed to the transaction of any business that may properly come before the meeting. A record of the shareholders' meeting, giving the names of the shareholders present and the number of shares of stock hold by each, the names of the shareholders represented by proxy and the number of shares held by each, and the names of the proxies, shall be entered in the records of the meeting in the minute book of the bank. This record shall show the names of the shareholders and the number of shares voted for each resolution or voted for each candidate for director.

     Proxies shall be secured for the annual meeting alone, shall be dated, and shall be filed with the records of the meeting. No officer, director, employee, or attorney for the bank may act as proxy.

     The chairman or secretary of the meeting shall notify the directors elect of their election and of the time at which they are required to meet at the banking house for the purpose of organizing the new board. At the appointed time, which as closely as possible shall follow their election, the directors elect shall convene and organize.

     The president or cashier shall then forward to the Office of the Comptroller of the Currency a letter stating that a meeting of the shareholders was held in accordance with these by laws, stating the number of shares represented in person and the number of shares represented by proxy, together with a list of the directors elected and the report of the appointment and signatures of officers.

                                    OFFICERS

SECTION 3. Each officer and employee of this bank shall be responsible for all such monies, funds, valuables, and property of every kind as may be entrusted to his care or otherwise come into his possession, and shall faithfully and honestly discharge his duties and apply and account for all such monies, funds, valuables and other property that may come into his hands as such officer or employee and pay over and deliver the same to the order of the Board of Directors or to such person or persons as may be authorized to demand and receive same.

SECTION 4. If the Board of Directors shall not require separate bonds, it shall require a blanket bond in an amount deemed by it to be sufficient.

SECTION 5. The following is an impression of the seal adopted by the Board of Directors of this bank: (Here in the original resolution was imprinted the Association's seal.)

SECTION 6. The various branches of this bank shall be open for business during such hours as shall be customary in the vicinity, or as shall be fixed, as to any branch, by the clearing house association of which such branch shall be a member.

SECTION 7. The regular meeting of the Board of Directors shall be held on the first Wednesday after the first Tuesday of each month. When any regular meeting of the Board of Directors falls upon a holiday, the meeting shall be held on such other day as the Board may previously designate. Special meetings may be called by the president, any vice president, the secretary, or the cashier, or at the request of three or more directors.

                                   MINUTE BOOK

SECTION 8. The organization papers of this bank, the returns of the judges of the elections, the proceedings of all regular and special meetings of the directors and of the shareholders, the by-laws and any amendments thereto, and reports of the committees of directors shall be recorded in the minute book; and the minutes of each meeting shall be signed by the chairman and attested by the secretary of the meeting.

                                TRANSFER OF STOCK

SECTION 9. The stock of this bank shall be assignable and transferable only on the books of this bank, subject to the restrictions and provisions of the national banking laws; and a transfer book shall be provided in which all assignments and transfers of stock shall be made.

SECTION 10. Certificates of stock, signed by the president or vice president, and the secretary or the cashier or an assistant cashier, may be issued to shareholders, and when stock is transferred the certificates thereof shall be returned to the association, canceled, preserved, and new certificates issued. Certificates of stock shall state upon the face thereof that the stock is transferable only upon the books of the association, and shall meet the requirements of section 5139, United States Revised Status, as amended.

                                    EXPENSES

SECTION 11. All the current expenses of the bank shall be paid by the cashier, except that the current expenses of each branch shall be paid by the manager thereof; and such officer shall, every six months, or oftener if required, make to the Board a report thereof.

                                  EXAMINATIONS

SECTION 12. There shall be appointed by the Board of Directors a committee of three members, exclusive of the active officers of the bank, whose duty it shall be to examine, at least once in each period of eighteen months, the affairs of each branch as well as the head office of the association, count its cash, and compare its assets and liabilities with the accounts of the general ledgers, ascertain whether the accounts are correctly kept and the condition of the bank corresponds therewith, and whether the bank is in a sound and solvent condition, and to recommend to the board such changes in the manner of doing business, etc., as shall seem to be desirable, the result of which examination shall be reported in writing to the board at the next regular meeting thereafter, provided that the appointment of such committee and the examinations by it may be dispensed with if the board shall cause such examination to be made and reported to the board by accountants approved by it.

                               CHANGES IN BY-LAWS

SECTION 13. These by-laws may be changed or amended by the vote of a majority of the directors at any regular or special meeting of the board, provided, however, that the directors shall have been given 10 day's notice of the intention to change or offer an amendment thereto.

                                     REPEAL

SECTION 14.  All by-laws heretofore adopted are repealed.